EXHIBIT 21.1

                               List of Subsidiaries

Ursus Tel.net

Access Authority, Inc.

National Business Telephone, Inc.

Ursus Overseas Holding, Inc.

Ursus Telecom Data,(Pty) Ltd.

Ursus Telecom Uruguay

Starcom S.A

Rolium Corporation

Ursus Telecom Peru

Latin American Enterprises, Inc. and affiliated Companies